UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 15, 2026

(Date of earliest event reported)

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

707 17th Street, Suite 4200

Denver, Colorado 80202

(Address of principal executive offices and zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IPI	New York Stock Exchange

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 15, 2026, Intrepid Potash, Inc. (the “Company”) announced the appointment of Jason Tremblay as Chief Financial Officer of the Company, effective immediately. In connection with his appointment as Chief Financial Officer, Mr. Trembly will also serve as the Company’s principal financial officer for SEC purposes, replacing Cris Ingold, our Chief Accounting Officer, who has served as interim principal financial officer since March 16, 2026. Mr. Ingold will continue to serve as the Company’s Chief Accounting Officer following Mr. Tremblay’s appointment.

Mr. Tremblay, age 54, joins the Company from The Mosaic Company, where he most recently served as Vice President, Enterprise Strategy & Business Support. In that role, he led enterprise strategy, investor relations, enterprise risk management, and business support functions, working closely with senior leadership and the board on strategic planning, value creation initiatives, and capital allocation. During his tenure at Mosaic from 2007 to June 2026, Mr. Tremblay held a range of senior leadership roles, including Vice President of Finance for the company’s Potash Business Unit, where he supported operations, commercial activities, capital projects, and overall business performance. Prior to Mosaic, Mr. Tremblay spent 10 years in public accounting with Deloitte & Touche and Ernst & Young, where he developed expertise in audit, accounting, internal controls, due diligence, and professional practice oversight. Mr. Tremblay holds a Bachelor of Commerce degree from the University of Saskatchewan and is a Chartered Professional Accountant (CPA) of Canada.

In connection with his appointment as Chief Financial Officer, the Board approved an initial annual base salary for Mr. Tremblay of $435,000 per year, subject to annual review by the Company. Subject to future adjustment, Mr. Tremblay will also be entitled to participate in the Company’s annual bonus plan for executive officers beginning in fiscal year 2026, with an initial target bonus opportunity of 75% of his annual base salary. Mr. Tremblay will receive an equity grant consisting of restricted stock, or restricted and/or performance stock units, having an intended grant date fair value of $350,000 (the “Sign-On Equity Award”), to be granted no later than thirty (30) days following his start date (the “Effective Date”). Fifty percent (50%) of the granted value of the Sign-On Equity Award will be subject to time-based vesting in ratable annual increments over the three-year period commencing as of March 17, 2026, and the remaining fifty percent (50%) of the granted value of the Sign-On Equity Award shall be subject to performance-based vesting based on the achievement of specified Relative Total Shareholder Return for fiscal years 2026-2028, reduction to the Company’s Trio® production cost per ton for fiscal years 2026-2028 and reduction to the Company’s potash production cost per ton for fiscal years 2026-2028. He will also receive an equity grant with an intended grant date fair value of $250,000, which will vest in full on the third anniversary of the Effective Date. He is also entitled to participation in the Company’s other benefit programs generally available to senior executives of the Company and to relocation benefits.

In connection with Mr. Tremblay’s appointment as Chief Financial Officer, the Company and Mr. Tremblay are expected to enter into a change in control agreement. The terms of Mr. Tremblay’s change in control agreement are substantially the same as the change in control agreements with the Company’s other executive officers. The terms of the change in control agreements with the Company’s other executive officers are described in the Form 8-K the Company filed with the Securities and Exchange Commission on November 26, 2024, and such description is incorporated herein by reference.

There are no understandings or arrangements with any person pursuant to which Mr. Tremblay was selected as Chief Financial Officer, and he is not party to any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure.

On June 15, 2026, the Company issued a press release announcing the appointment of Mr. Tremblay. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

The information furnished under this Item 7.01, including Exhibit 99.1, will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 and will not be incorporated by reference into any filing under the Securities Act of 1933, except as expressly set forth by specific reference in that filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of Intrepid Potash, Inc. dated June 15, 2026.
104	Cover Page Interactive Data File (embedded with the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTREPID POTASH, INC.

Dated: June 15, 2026	By:	/s/ Christina C. Sheehan
Christina C. Sheehan
General Counsel and Secretary